-SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]


Check the appropriate box:

[ ]       Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]       Definitive  Proxy  Statement
[ ]       Definitive  Additional  Materials
[ ]       Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            BFC FINANCIAL CORPORATION
                (Name of Registrant as Specified in Its Charter)


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[ ]       Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)    Amount previously paid:
          (2)    Form, Schedule or Registration Statement No.:
          (3)    Filing Party:
          (4)    Date Filed:

                            BFC Financial Corporation
                                  P.O. Box 5403
                         Fort Lauderdale, FL 33310-5403

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held on August 27, 1999

                                                        Fort Lauderdale, Florida
                                                                  August 4, 1999

To the Stockholders of BFC Financial Corporation:

The Annual Meeting of Stockholders of BFC Financial Corporation (the "Company") will be held at the Westin Hotel Fort Lauderdale, 400 Corporate Drive (I-95 and Cypress Creek Road), Fort Lauderdale, FL 33334, on Friday, August 27, 1999, at 9:30 AM local time for the following purposes:

       1. To elect two members to the Board of Directors for a term of three years;

       2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof, including any matters relating or incident to the foregoing.

The foregoing matters are described in more detail in the Proxy Statement which forms a part of this Notice.

Only stockholders of record of Class B Common Stock at the close of business on July 30, 1999 are entitled to notice of and to vote at the Annual Meeting. Class A Common Stockholders will not be entitled to vote at this meeting,

Enclosed for your review and consideration is a proxy statement in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders. You are urged to read the proxy statement carefully. YOUR VOTE IS IMPORTANT.

Whether or not you expect to attend the meeting in person, please mark, sign and return the accompanying proxy card in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time prior to its exercise by giving written notice to the Secretary of the Company, by execution of a subsequent dated proxy or by personally attending and voting at the Annual Meeting. Any proxy which is not revoked will be voted at the meeting as directed in the proxy, or, where no direction is given, the proxy will be voted in accordance with the recommendations of the Board of Directors.

                                                    Sincerely,

                                                    /S/ Glen R. Gilbert
                                                    -------------------
                                                    Glen R. Gilbert
                                                    Secretary

                            BFC Financial Corporation
                                  P.O. Box 5403
                         Fort Lauderdale, FL 33310-5403

                                 PROXY STATEMENT


This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") of BFC Financial Corporation (the "Company") to be held on Friday, August 27, 1999 commencing at 9:30 AM, local time, at the Westin Hotel Fort Lauderdale, 400 Corporate Drive (I-95 and Cypress Creek Road), Fort Lauderdale, FL 33334, and any adjournment thereof for the purposes set forth in the accompanying Notice of Meeting.

This solicitation of proxies is made on behalf of the Board of Directors of BFC Financial Corporation.

Each proxy solicited hereby, if properly executed and received by BFC Financial Corporation prior to the Annual Meeting and not revoked prior to its use, will be voted in accordance with the instructions contained therein. Executed proxies with no instructions contained therein will be voted for the election of the nominees as directors described below. Although the Board of Directors is unaware of any matters to be presented at the Annual Meeting other than matters disclosed herein, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote as proxies in accordance with their own best judgment on those matters.

Only holders of the Company's Class B Common Stock will be entitled to vote at the Annual Meeting.

Any stockholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before it is exercised by notifying the Secretary of the Company in writing at the address set forth above, by submitting a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Record Date; Stockholders' Entitled to Vote

Only stockholders of record of BFC Financial Corporation Class B Common Stock, $0.01 par value per share ("Class B Common Stock"), at the close of business on July 30, 1999 are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 2,355,407 shares of Class B Common Stock. The Class B Common Stock constitutes the only class of capital stock of the Company entitled to vote at the Annual Meeting. Holders of the Company's Class A Common Stock are not entitled to vote on any of the matters to be submitted for a vote at the Annual Meeting. Each Class B Common Stockholder is entitled to one vote for each share of Class B Common Stock share held. See "Quorum and Required Vote" and "Security Ownership Of Certain Beneficial Owners And Management".

Quorum and Required Vote

A majority of the outstanding shares of Class B Common Stock, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. In the event that there are not sufficient shares represented for a quorum, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Vote Required for Approval

The election of directors will require the affirmative vote of a plurality of the shares of Class B Common Stock voting in person or by proxy at the Annual Meeting; accordingly, votes that are withheld and broker non-votes will not affect the outcome of the election.

Security Ownership Of Certain Beneficial Owners And Management

Listed in the table below are the beneficial owners known by the Company to hold as of June 30, 1999 more than 5% of the Company's outstanding Common Stock. In addition, this table includes the outstanding securities beneficially owned by the executive officers and directors and the number of shares owned by directors and executive officers as a group.

                                                      Class A        Class B
                                                   Common Stock    Common Stock
                                                     Ownership      Ownership      Percent of    Percent of
                                                       as of          as of          Class A       Class B
Name of Beneficial Owner                           June 30, 1999  June 30, 1999   Common Stock  Common Stock
------------------------                           -------------  -------------   ------------  ------------
I.R.E. Realty Advisory Group, Inc.      (2)(5)         1,375,000        500,000         21.30%         9.52%
I.R.E. Properties, Inc.                 (5)              375,832        136,666          5.82%         2.60%
I.R.E. Realty Advisors, Inc.            (5)              666,108        242,221         10.32%         5.66%
Florida Partners, Corporation           (5)              366,614        133,314          5.68%         2.54%
Levan Enterprises, Ltd.                 (2)(3)(5)        153,629         55,865          2.38%         1.06%
Alan B. Levan                           (1)(3)(5)      2,940,483      2,339,673         45.56%        44.55%
John E. Abdo                            (1)(5)         1,019,563      1,720,750         15.80%        32.76%
Dr. Herbert A. Wertheim                 (4)            1,145,232        416,448         17.74%         7.93%
Glen R. Gilbert                         (1)(5)             2,690        143,478          0.04%         2.73%
Earl Pertnoy                            (1)(5)            18,975         78,150          0.29%         1.49%
Carl E.B. McKenry, Jr.                  (1)(5)               688         63,000          0.01%         1.20%
All directors and executive officers
of the Company as a group
(5 persons, including the
Individuals identified above)           (1)(2)(3)      3,982,399      4,345,051         61.70%        82.73%

~~~~~~~~~~~~~~~~~~~~~~
(1) Amount and nature of beneficial ownership and percent of class include shares that may be acquired within 60 days pursuant to exercise of stock options to purchase Class B Common Stock as follows:

                                                       Number of
                         Name                           Shares
                         ----                           ------
                      Alan B. Levan                    1,270,407
                      John E. Abdo                     1,350,000
                      Glen R. Gilbert                    142,500
                      Earl Pertnoy                        71,250
                      Carl E.B. McKenry                   62,750
                                                       ---------
                        Total                          2,896,907
                                                       =========

(2)    BFC owns 45.5% of I.R.E. Realty Advisory Group, Inc.

(3) Levan Enterprises, Ltd. is a controlling and majority shareholder of I.R.E. Realty Advisors, Inc., I.R.E. Properties, Inc. and may be deemed to be the controlling shareholder of I.R.E. Realty Advisory Group, Inc. and Florida Partners Corporation. Levan Enterprises, Ltd. is a "family" limited partnership whose sole general partner is Levan General Corp., a corporation 100% owned by Alan B. Levan. Therefore, Mr. Levan may be deemed to be the beneficial owner of the shares of Common Stock owned by such entities. Additionally, Mr. Levan may be deemed to be the beneficial owner of 3,300 shares of Class A Common Stock and 1,200 shares of Class B Common Stock held of record by Mr. Levan's wife and 1,270,407 shares of Class B Common Stock which can be acquired within 60 days pursuant to stock options in addition to his personal holdings of Common Stock, for an aggregate beneficial ownership of 2,940,483 shares of Class A Common Stock (45.56%) and 2,339,673 shares of Class B Common Stock (44.55%).

(4) Dr. Wertheim's ownership was reported in a Rebuttal of Control Agreement filed on December 20, 1996 with the Office of Thrift Supervision (as adjusted for stock splits since the date of filing). The Rebuttal of Control Agreement indicates that Dr. Wertheim has no intention to manage or control, directly or indirectly, BFC Financial Corporation. Dr. Wertheim's mailing address is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5) Mailing address is 1750 East Sunrise Boulevard, Fort Lauderdale, Florida 33304.

BFC knows of no other persons who beneficially own 5% or more of its outstanding Common Stock.

                              ELECTION OF DIRECTORS

The bylaws of BFC Financial Corporation provide that the Board of Directors shall consist of not less than three nor more than twelve members divided into three classes. The Board currently consists of four members. The term of two directors expires at the Annual Meeting and it is therefore necessary to elect directors to fill such vacancies to serve for a three year term, or until their respective successor has been elected and qualified. The Board of Directors has nominated Earl Pertnoy and John E. Abdo to serve as directors in the class whose term expires at the 2002 Annual Meeting of Shareholders. The nominees are currently members of the Company's Board of Directors.

There are no arrangements or understandings between the Company and any person pursuant to which such person has been or will be elected a director and there are no familial relationships between any director or officer of the Company.

Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees shown below.

Board Of Directors

The following information is provided for each of the Company's current directors.

            Name                    Age      Director Since       Term Expires
            ----                    ---      --------------       ------------
      Alan B. Levan                 54            1978                2001
      Earl Pertnoy                  73            1978                1999
      Carl E. B. McKenry, Jr.       70            1981                2000
      John E. Abdo                  56            1988                1999

All Directors are to serve until the election and qualification of their respective successors.

The principal occupation and certain other information with respect to each director, including the nominees are set forth below.

Nominees To Serve Three-Year Term Expiring At The 2002 Annual Meeting

EARL PERTNOY has been for more than the past five years a real estate investor and developer. He has been a director of BFC and its predecessor companies since 1978 and is also a director of the corporate general partner of a public limited partnership that is affiliated with BFC.

JOHN E. ABDO has been principally employed as President and Chief Executive Officer of the Abdo Companies, Inc., a real estate development, construction and brokerage firm, for more than five years. He has been a director of the Company since 1988 and Vice Chairman of the Board of the Company since 1993. He has been a director of BankAtlantic, since 1984, Chairman of the Executive Committee of BankAtlantic since October 1985 and President of BankAtlantic Development Corporation ("BDC"), a wholly-owned subsidiary of BankAtlantic, since 1985. He has been Vice Chairman of the Board of BankAtlantic since April 1987. In 1994, he became a director of BBC. He is also a director of Benihana, Inc., a national restaurant chain.

Director Serving Three-Year Term Expiring At The 2001 Annual Meeting

ALAN B. LEVAN formed the I.R.E. Group (predecessor companies to BFC) in 1972. Since 1978, he has been the Chairman of the Board, President, and Chief Executive Officer of BFC or its predecessors. He is Chairman of the Board and President of I.R.E. Realty Advisors, Inc., I.R.E. Properties, Inc., I.R.E. Realty Advisory Group, Inc., U.S. Capital Securities, Inc., and Florida Partners Corporation. He is President, Chairman of the Board and Chief Executive Officer of BBC, the holding company for BankAtlantic, A Federal Savings Bank ("BankAtlantic"). He is an individual general partner and an officer and a director of the corporate general partner of a public limited partnership that is affiliated with BFC.

Director Serving Three-Year Term Expiring At The 2000 Annual Meeting

CARL E. B. McKENRY, JR. is the Director of the Small Business Institute at the University of Miami in Coral Gables, Florida. He has been associated in various capacities with the University since 1955. He has been a director of BFC since 1981 and is also a director of the corporate general partner of a public limited partnership that is affiliated with BFC.

Meetings And Committees Of The Board Of Directors

During 1998, the Board of Directors held ten meetings. No director attended fewer than seventy-five percent (75%) of the total number of meetings of the Board of Directors or the committees on which such Board member served during this period.

The members of the Audit Committee are Dr. Carl E. B. McKenry, Jr. and Earl Pertnoy. The Audit Committee meets as needed but no less frequently than annually to consider the findings of BFC Financial Corporation's independent auditors and to evaluate policies and procedures relating to internal controls. The Audit Committee held four meetings during the year ended December 31, 1998.

The members of the Compensation Committee are Dr. Carl E. B. McKenry, Jr. and Earl Pertnoy. The Compensation Committee held one meeting during 1998. The primary purpose of the Compensation Committee is to establish and implement compensation policy and programs for BFC Financial Corporation executives. The Compensation Committee also recommends the compensation arrangements for executive officers and directors. It also serves as the Stock Option Committee for the purpose of determining incentive stock options to be granted under the BFC Financial Corporation Stock Option Plan.

The Board of Directors has no standing nominating committee.

Compensation Of Directors

Members of the Board of Directors of the Company who are not employees of the Company receive $1,750 per month for serving on the Company's Board. Additionally, members of the Audit Committee receive a fee of $1,000 per Audit Committee meeting attended. Other than such compensation, there are no other arrangements pursuant to which any director is compensated for his services as such.

Identification And Background Of Executive Officers And Certain Significant Employees

The Executive Officers of the Company are as follows:

            Name                 Age      Position
            ----                 ---      --------
      Alan B. Levan              54      President, Chairman of the Board, Chief
                                          Executive Officer and Director
      John E. Abdo               56      Vice Chairman of the Board and Director
      Glen R. Gilbert            54      Executive Vice President, Chief
                                          Financial and Accounting Officer and
                                          Secretary

The following persons are executive officers of BFC Financial Corporation's principal subsidiary, BBC. Positions indicated are those held at BBC.

           Name                  Age       Position at BBC
           ----                  ---       ---------------
       Alan B. Levan             54      Director, Chairman of the Board and
                                          Chief Executive Officer
       John E. Abdo              56      Director, Vice Chairman of the Board
       Frank V. Grieco           55      Senior Executive Vice President and
                                          Chief Accounting Officer
       Steven D. Hickman         45      Chief Operating Officer

All such officers will serve until they resign or are replaced by the Board of Directors.

Background Of Executive Officers

ALAN B. LEVAN - See "Election Of Directors".

JOHN E. ABDO - See "Election Of Directors".

GLEN R. GILBERT has been Executive Vice President of BFC Financial Corporation since July 1997. Prior to that date he served in the position of Senior Vice President of the Company. In May 1987, he was appointed Chief Financial and Accounting Officer and in October 1988, was appointed Secretary. He joined BFC in November 1980 as Vice President and Chief Accountant. He has been a certified public accountant since 1970. He serves as an officer of Florida Partners Corporation and of the corporate general partner of a public limited partnership that is affiliated with the Company. He has been Vice President and a director of BDC, since 1997.

The principal occupation and certain other information with respect to the executive officers of BBC is set forth below.

ALAN B. LEVAN - See "Election Of Directors".

JOHN E. ABDO - See "Election Of Directors".

FRANK V. GRIECO is Senior Executive Vice President of BBC and BankAtlantic. He joined BankAtlantic in April 1991 as Senior Executive Vice President and became Senior Executive Vice President of BBC at its inception in July 1994. He was a director of BankAtlantic from 1991 through 1998 and a director of BBC from 1994 through 1998.

STEVEN D. HICKMAN joined BankAtlantic in August 1997 as Executive Vice President, Community Banking and served in that position through June 1998 when he became Chief Operating Officer of BankAtlantic. Prior to joining BankAtlantic, Mr. Hickman was Director, Small Business Banking at Barnett Bank.

Executive Compensation

The following table and the notes thereto set forth information with respect to the annual compensation paid by the Company and its subsidiaries, excluding BBC and its subsidiaries, for services rendered in all capacities during the year ended December 31, 1998 to each of the executive officers of the Company as well as total annual compensation paid to each of those individuals for the prior two years.

                                        Annual Compensation (1)             Long-Term Compensation
                                                              Other            Awards          Payouts      All
            Name and                                          Annual   Restricted    Stock                 Other
           Principal                                         Compen-      Stock     Options      LTIP     Compen-
            Position         Year    Salary       Bonus       sation    Awards(s)   Awarded    Payouts   sation (2)
           ---------         ----    ---------    --------    --------  ----------  ---------  --------  ----------
                                      ($)          ($)         ($)         ($)        (#)        ($)        ($)
Alan B. Levan                1998    $ 515,753            -          -           -    225,000      2,926     74,653
 Chairman of the Board,      1997      509,910            -          -           -    375,000      1,628     80,495
  President and Chief        1996      508,176            -          -           -          -      1,662     80,774
  Executive Officer

John E. Abdo                 1998            -            -          -           -    225,000          -          -
 Vice Chairman of the        1997            -            -          -           -    375,000          -          -
  Board                      1996            -       39,000          -           -          -          -          -

Glen R. Gilbert              1998      210,625        8,070          -           -     30,000      2,926          -
 Executive Vice President,   1997      210,625        8,070          -           -     93,750      1,628          -
  Chief Financial Officer    1996      209,817        7,760          -           -          -      1,662          -
  and Secretary

~~~~~~~~~~~
(1) Excludes salary, bonuses and other compensation, respectively, paid by BankAtlantic to Mr. Levan in the amount of $370,639, $0 and $151,847 for 1998, $350,574, $0 and $156,432 for 1997, and $321,168, $193,740 and
       $158,045 for 1996. Excludes salary, bonuses and other compensation, respectively, paid by BankAtlantic to Mr. Abdo in the amount of $190,997, $0 and $2,100 for 1998, $175,000, $0 and $ 14,700 for 1997, and $175,000,
       $0 and $13,899 for 1996. BBC paid no amounts to Mr. Levan or Mr. Abdo. See also "Certain Relationships and Related Transactions".

(2)    Represents reimbursements or payments for life and disability insurance.

(3) On July 13, 1999, the market price of the Company's Class B Common Stock was $5.00.

Other than Mr. Levan and Mr. Abdo, executive officers of BBC and BankAtlantic do not have significant executive responsibilities with respect to key policy decisions of BFC.

Options/SAR Grants Table

The following table sets forth information concerning individual grants of stock options to the named executives in the Compensation Table pursuant to BFC's Stock Option Plan during the year ended December 31, 1998. BFC has not granted and does not currently grant stock appreciation rights.

                                      Individual Grants
                   -------------------------------------------------------
                                                                                Potential Realizable
                                                                                  Value at Assumed
                      Number of         % of                                       Annual Rates of
                     Securities     Total Options                                    Stock Price
                     Underlying      Granted to     Exercise                      Appreciation for
                       Options      Employees in    Price Per   Expiration           Option Term
       Name          Granted (1)     Fiscal Year      Share        Date         5% ($)        10% ($)
       ----          -----------    -------------   ---------   ----------      ----------    -----------
Alan B. Levan              225,000     42.25%         10.33     1/13/2008       $1,462,166     $3,705,433
John E. Abdo               225,000     42.25%         10.33     1/13/2008        1,462,166      3,705,433
Glen R. Gilbert             30,000      5.63%         10.33     1/13/2008          194,955        494,057

~~~~~~~~~~
(1)    Options are fully vested. All option grants are in Class B Common Stock.

(2) Amounts for the named executive have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the remaining term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The dollar amounts under these columns are the result of calculations based upon assumed rates of annual compounded stock price appreciation specified by regulation and are not intended to forecast actual future appreciation rates of the Company's stock price.

(3) On July 13, 1999, the market price of the Company's Class B Common Stock was $5.00.

Aggregated Option/SAR Exercises And Fiscal Year End Option/SAR Value Table

The following table sets forth as to each of the named executive officers information with respect to the number of shares of Class B Common Stock acquired upon exercise of options during 1998 and underlying unexercised options at December 31, 1998. BFC has not granted and does not currently grant stock appreciation rights.

                                                    Number of Securities            Value of Unexercised
                       Number of         Value      Underlying Unexercised          In-The-Money Options
                         Shares        Realized     Options at 12/31/98             On 12/31/98 (1)
                      Acquired or        Upon       ----------------------          ---------------------
        Name           Exercised       Exercise      Exercisable    Unexercisable   Exercisable    Unexercisable
        ----           ---------       --------      -----------    -------------   -----------    -------------
 Alan B. Levan                -              -        1,082,907          187,500    $4,524,868         $521,868
 John E. Abdo                 -              -        1,162,500          187,500     4,996,855          521,868
 Glen R. Gilbert              -              -           95,625           46,875       263,902          149,216

(1) Based upon a price of $7.25, which was the price of the last sale as reported by the National Quotation Bureau for 1998. On July 13, 1999, the market price of the Company's Class B Common Stock was $5.00.

Long-Term Incentive Plan ("LTIP") Awards Table

BFC has made available a profit-sharing plan to all BFC employees (which does not include BBC employees) who meet certain minimum requirements. BFC is not required to make any contribution and the amount of BFC's contribution is determined each year by the Board of Directors. It requires a uniform allocation to each employee of 0% to 15% of compensation (with the maximum compensation considered being $50,000). Vesting is in increments over a 7-year period to 100%. Alan B. Levan and Glen R. Gilbert are 100% vested. The amount indicated below as "Threshold, Target and Maximum" represents the current balance held in the profit sharing plan for the named individuals.

                                     Performance Period
                         Amount of    Until Maturation        Threshold, Target
   Name                    Award         or Payment              and Maximum
   ----                    -----         ----------              -----------
   Alan B. Levan         $  2,926        100% vested               $111,770
   Glen R. Gilbert       $  2,926        100% vested                $88,974


Stock Performance Graph And Compensation Committee Report

Notwithstanding contrary statements set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, the Stock Performance Graph and the Compensation Committee Report set forth below shall not be incorporated by reference into such filings.

Stock Performance Graph

The following graph provides an indicator of cumulative total stockholder returns for the Company as compared with the Total Return Index for the NASDAQ Stock Market (U.S. companies) and Total Return Index for the NASDAQ Financial
Stocks:

                      [STOCK PERFORMANCE GRAPH GOES HERE]

                           12/31/93   12/31/94    12/31/95   12/31/96    12/31/97   12/31/98
                           --------   --------    --------   --------    --------   --------
BFC Financial Corporation       100         94         179        306         882        571
Nasdaq U.S. Stocks              100         98         138        170         209        293
Nasdaq Bank Stocks              100        100         148        196         328        325

*Assumes $100 invested on December 31, 1993.

                          Compensation Committee Report

Directors McKenry and Pertnoy have been designated by the Board of Directors to serve on the Compensation Committee. The Compensation Committee has provided the following report on executive compensation.

Executive Officer Compensation

The Compensation Committee of BFC Financial Corporation met to consider the appropriate compensation package to recommend to the Board of Directors for the Chairman and President, Alan B. Levan. From the meeting the following elements have been developed:

Executive Compensation Policy - BFC Financial Corporation's overall compensation philosophy is to retain quality personnel, which is critical to both the short-term and long-term success of BFC Financial Corporation. In order to implement that philosophy, BFC Financial Corporation's approach to base compensation is to offer competitive salaries in comparison to market practices.

Compensation History - Compensation to executive officers in mid 1991 was voluntarily reduced based on the Company's transition from the real estate syndication business to a savings bank holding company and the losses incurred by the Company's savings bank subsidiary as it shifted its activities from those of a traditional thrift to those more closely related to commercial banking. During 1995, with the return of profitability at the savings bank subsidiary, compensation was returned to pre-1991 levels.

General - During 1998 total compensation for all executives, including the President, was maintained at the 1995, 1996 and 1997 levels. In deciding to maintain this base compensation, market compensation levels and trends in the labor market were considered and available market information was used as a frame of reference for annual salary adjustments.

Stock Options -Stock options were granted to executive officers during 1998. All of the stock options were granted with an exercise price equal to 100% of the market values of the BFC Financial Corporation Class B Common Stock on the date of the grant. As such, the stock options only have value if the value of BFC Financial Corporation Class B Common Stock increases. The granting of options is totally discretionary and options are awarded based on an assessment of an employee's contribution to the success and growth of the Company. Grants of stock options are based on the level of an executive's position with the company, and evaluation of the executive's past and expected performance, the number of outstanding and previously granted options and discussions with the executive. The Committee believes that granting of stock options as a part of executive compensation closely aligns the executives' interests with those of BFC Financial Corporation stockholders, since the ultimate value of such compensation is directly dependent on the stock price.

CEO Compensation - In evaluating the performance of the Chief Executive, Mr. Levan, the committee considered BFC Financial Corporation's net worth, earnings and stock price. The Committee also considered that Mr. Levan spends considerable effort and attention in connection with the operations of BankAtlantic and that the performance of BankAtlantic has been a substantial factor in the success of BFC Financial Corporation.

1993 OBRA - Executive Compensation Tax Deductibility. The Omnibus Budget Reduction Act ("OBRA") of 1993 included a provision which eliminates a company's tax deduction for any compensation over one million dollars paid to any one of the executives who appear in the Summary Compensation Table, subject to several statutory exceptions. The Committee does not anticipate additional tax exposure based on the Company's current executive compensation program.

The above report was submitted by Earl Pertnoy and Carl E. B. McKenry.

                 Certain Relationships And Related Transactions

Certain Business Relationships

Alan B. Levan, the President and a director of BFC, is also President and a director of I.R.E. Properties, Inc., I.R.E. Realty Advisory Group, Inc., I.R.E. Realty Advisors, Inc. and Florida Partners Corporation. Mr. Levan is also Chairman of the Board and Chief Executive Officer of BBC and BankAtlantic. As indicated under "Security Ownership of Certain Beneficial Owners and Management", Mr. Levan may be deemed to be a controlling shareholder of BFC. Messrs. Levan, Pertnoy and McKenry serve on the Board of Directors of the managing general partner of a public limited partnership that is affiliated with BFC. John E. Abdo, a director of BFC, is Vice Chairman of the Board of BBC and BankAtlantic and is President and a director of BDC. Glen R. Gilbert, Executive Vice President of BFC, is Vice President and a director of BDC.

In 1994, the Company agreed to participate in certain real estate opportunities with John E. Abdo, Vice Chairman of the Board, and certain of his affiliates (the "Abdo Group"). Under the arrangement, the Company and the Abdo Group will share equally in profits after any profit participation due to any other partners in the ventures and after interest earned on advances made by the Company. The Company bears the risk of loss, if any, under the arrangement. On such basis, in December 1994, an entity controlled by the Company acquired from an unaffiliated seller approximately 70 acres of unimproved land known as the "Center Port" property in Pompano Beach, Florida. Through December 31, 1998, 42 acres had been sold from the Center Port property to unaffiliated third parties for approximately $11.7 million and the Company recognized net gains from the sale of real estate of approximately $2.8 million. Included in cost of sales is approximately $2.0 million, representing the Abdo Group's profit participation from the transactions. All proceeds from the sale were utilized to reduce the borrowing for which the Center Port property serves as partial collateral. At December 31, 1998, the balance on this borrowing was approximately $1,000 and was due to an unaffiliated lender. Payment of profit participation to the Abdo Group will be deferred until the lender and the Company is repaid on loans, advances and interest. The remainder of the Center Port property is currently being marketed for sale.

Beginning in September 1998, BDC agreed to pay the Abdo Companies, Inc., which is controlled by Mr. Abdo, $50,000 per month for services and management, including activities relating to BankAtlantic, BBC, St. Lucie West Holding Corporation and the BDC joint ventures. Additionally, as part of that arrangement, the Abdo Companies will receive 10% of any of BDC's profits in the ventures after BDC has received an aggregate 15% cumulative annual return on its equity investments as part of the arrangement.

Management believes that all transactions between BFC and its affiliates were on terms at least as favorable as could have been obtained from unaffiliated third parties.

                       Appointment Of Independent Auditors

The Board of Directors has reappointed KPMG Peat Marwick, LLP as independent auditors to audit the financial statements of BFC Financial Corporation for the current fiscal year. Representatives of the firm of KPMG Peat Marwick, LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                Other Information

Stockholders' Proposals For Next Annual Meeting

Stockholders' proposals intended to be presented at the 2000 Annual Meeting must be received by BFC Financial Corporation no later than March 1, 2000, for inclusion in BFC Financial Corporation's proxy statement and form of proxy for that meeting.

Expenses Of Solicitation

The cost of preparing, assembling, and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by BFC Financial Corporation. BFC Financial Corporation does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of BFC Financial Corporation without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The proxy materials are being mailed to stockholders of record at the close of business on July 30, 1999.

Other Business

The Board of Directors of the Company does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, the persons named in the enclosed Proxy shall have discretionary authority to vote all shares represented by valid proxies with respect to such matter in accordance with their judgment.

              * * * * * * * * * * * * * * * * * * * * * * * * * * *

                                   By Order of the Board of Directors

                                   /S/ Glen R. Gilbert
                                   -------------------
                                   Glen R. Gilbert
                                   Secretary

August 4, 1999


A COPY OF THE FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK AS OF THE RECORD DATE UPON WRITTEN REQUEST TO GLEN R. GILBERT, SECRETARY, BFC FINANCIAL CORPORATION, P.O. BOX 5403, FORT LAUDERDALE, FL 33310-5403.

Appendix - Form of Proxy
                                 REVOCABLE PROXY
                            BFC FINANCIAL CORPORATION
                         ANNUAL MEETING OF STOCKHOLDERS
               Proxy Solicited On Behalf of the Board of Directors

The undersigned hereby appoints Glen R. Gilbert and Lourdes G. Lastres, or either of them, the undersigned's proxies, with full power of substitution, to vote all of the shares of Class B Common Stock of BFC FINANCIAL CORPORATION (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Westin Hotel Fort Lauderdale, 400 Corporate Drive, Fort Lauderdale, FL 33334, on August 27, 1999, at 9:30 AM local time, and at any adjournment or postponement thereof, as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and in their discretion, upon such other business as may properly come before such Annual Meeting or adjournments or postponements thereof.

This Proxy will be voted in accordance with the instructions set forth herein, or in the event no instructions are set forth, this Proxy will be voted FOR the nominee set forth on the back of this card and described in the accompanying Notice of Annual Meeting and Proxy Statement. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

           (Continued, and to be signed and dated on the other side.)

Election of 2 directors to serve a three year term to expire in 2002. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEE NAMED BELOW:

Nominee: Earl Pertnoy
FOR the nominee            WITHHOLD AUTHORITY
listed above               to vote for the
                           nominee listed above.

         ?                                   ?

Nominee: John E. Abdo
FOR the nominee            WITHHOLD AUTHORITY
listed above               to vote for the
                           nominee listed above.

         ?                                   ?




                                        Please mark, sign, date and return this
                                        proxy card promptly, using the enclosed
                                        envelope. No Postage is required for
                                        mailing it in the United States.

                                        Dated: _____________________, 1999


                                        ---------------------------------
                                        (Signature of Stockholder)


                                        ---------------------------------
                                        (Signature of Stockholder)

                                        IMPORTANT: Please sign exactly as
                                        name(s) appear(s) at left. When signing
                                        as attorney, executor, administrator,
                                        trustee, guardian, please give full
                                        title as such. If a corporation, please
                                        sign the full corporate name by
                                        President or other authorized officer.
                                        If a partnership, please sign in
                                        partnership name by authorized person.